Exhibit 99.1

N E W S B U L L E T I N	RE:
POINT.360 / NEW 360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX / NTSX

FOR FURTHER INFORMATION:
AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE — BURBANK, CA, August 14, 2007
POINT.360 ANNOUNCES THE SPIN-OFF OF ITS POST PRODUCTION BUSINESS TO ITS SHAREHOLDERS AND THE MERGER OF ITS REMAINING ADVERTISING DISTRIBUTION BUSINESS WITH DG FASTCHANNEL, INC.
Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced that it had distributed the stock of New 360, which owns its post production businesses, to its shareholders, and completed the merger of the remaining Point.360 business with DG FastChannel.
In the spin-off transaction, Point.360 shareholders received one share of New 360 common stock (Nasdaq NTSX) and one preferred share purchase right for each Point.360 share held. DGFC, which received approximately 1.6 million shares of New 360 stock, immediately returned to New 360 the shares it received in the distribution for cancellation. As a result, New 360 has approximately 10,553,000 shares outstanding.
Immediately following the spin-off, and upon completion of DGFC’s successful exchange offer for all Point.360 shares that DGFC did not already own, Point.360 was merged into DGFC, with DGFC continuing as the surviving corporation. In the merger, each Point.360 share acquired by DGFC in the exchange offer was converted into the right to receive approximately .1895 of a share of DGFC common stock. On August 9, 2007, DGFC’s stock closed at $20.33 per share.
Pursuant to these transactions, DGFC will pay New 360 approximately $10 million in cash.
Haig S. Bagerdjian, New 360’s Chairman, President and Chief Executive Officer said: “As a result of the spin-off, Point.360’s shareholders will continue to own New 360 which focuses on high definition and standard definition digital mastering, sophisticated computer graphics, data conversion and video, film and media asset management services. Due to the combination of Point.360’s spot distribution business and DGFC, our shareholders will hopefully benefit from the market’s valuation of DGFC including the additional revenues and cost efficiencies that will accrue to the combined businesses.”
Mr. Bagerdjian added: “The senior management of Point.360 will continue to manage New 360. New 360’s balance sheet will have net cash of approximately $8 million. We expect to change New 360’s name back to “Point.360” and resume trading of our stock under the ticker symbol “PTSX” within the next several weeks.”

Point.360

The preferred share purchase rights will be attached to the New 360’s common stock and will trade separately and be exercisable only in the event that a person or group acquires or announces the intent to acquire 20% or more of New 360’s common stock. Each right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $10.
Mr. Bagerdjian, New 360’s, stated: “The rights are designed to assure that all of New 360’s shareholders receive fair and equal treatment in the event of any proposed takeover of New 360 and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of New 360 without paying all shareholders a control premium.”
Mr. Bagerdjian also stated that New 360 is not aware of any current intent to acquire a sufficient number of shares of the Company’s stock to trigger distribution of the rights.
If New 360 is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the New 360’s outstanding common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. In addition, if a person or group acquires 20% or more of New 360’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right’s then-current exercise price, a number of New 360’s common shares having a market value of twice such price.
Following an acquisition by a person or group of beneficial ownership of 20% of more of New 360’s common stock and before an acquisition of 50% or more of the common sock, New 360’s Board of Directors may exchange the rights (other than rights owned by such person or group), in whole or in part, at an exchange ratio of one one-hundredth of a share of the new series of junior participating preferred stock per right.
Before a person or group acquires beneficial ownership of 20% or more of New 360’s common stock, the rights are redeemable for $.0001 per right at the option of the Board of Directors.
The rights are intended to enable New 360’s shareholders to realize the long-term value of their investment in the New 360. They will not prevent a takeover, but should encourage anyone seeking to acquire New 360 to negotiate with the Board prior to attempting a takeover.
About New 360
New 360 is leading integrated media management services company providing film, video and audio post-production, archival, duplication, computer graphics and distribution services to motion pictures studios, television networks, independent production companies and multinational companies. New 360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers.
New360’s interconnected facilities provide service coverage to each of the major U.S. media centers. Clients include major motion pictures studios, advertising agencies and corporations.

Point.360

Forward-looking Statements
Certain statements in Point.360 and New 360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning projected revenues and cash flow; (ii) statements relating to the split of Point.360’s post production and spot advertising distribution businesses; (iii) statements concerning expected operating efficiencies that may be achieved by the spin-off and the merger, and (iv) the potential creation of additional shareholder value by completing the transactions described in this news release. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Point.360 or New 360 to be materially different from those expected or anticipated in the forward looking statements. Please also refer to the risk factors described in the Point.360’s and New 360’s SEC filings, including Point.360’s quarterly reports on Form 10-Q and its annual reports on Form 10-K, and New 360’s registration statement on Form S-1.